AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE
25, 1999
              Registration No. 333-________________




                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-8
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933





                         ARROW FINANCIAL CORPORATION
   (Exact Name of Registrant as Specified in Its Charter)

                New York
             (State or other jurisdiction of
             incorporation or organization)

           22-2448962
     (I.R.S. Employer
      Identification No.)

     250 Glen Street
     Glens Falls, New York                     12801
     (Address of Principal Executive Offices) (Zip Code)


      Arrow Financial Corporation Directors' Stock Plan
                    (Full title of the Plan)


                                Thomas L. Hoy
                    President and Chief Executive Officer
                         Arrow Financial Corporation
                               250 Glen Street
                         Glens Falls, New York  12801
                   (Name and address of agent for service)

                                (518) 745-1000
                      (Telephone number, including area
                         code, of agent for service)

                       Copies of all correspondence to:
                           Thomas B. Kinsock, Esq.
                            Stinson, Mag & Fizzell
                      100 South Fourth Street, Suite 700
                          St. Louis, Missouri  63102


                       CALCULATION OF REGISTRATION FEE




Title of Securities Being Registered
   Common stock $1.00 par value per share

Amount To Be
Registered (1)
 6,000



Proposed Maximum
Offering Price
Per Share (2)
$26.625

  Proposed Maximum
 Aggregate Offering
 Price
 $159,750



 Amount of
 Registration
 Fee (3)
  $44.41



(1) Represents the maximum number of shares distributable under the Directors' Stock Plan. Includes, for each share of common stock, one attached share purchase right, pursuant to the Registrant's Shareholder Protection Rights Plan dated April 30, 1997.
(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, the proposed maximum offering price per share and in the aggregate is based upon the average of the bid and asked price per share of the Registrant's Common Stock as reported on the Nasdaq National Market System on June 21, 1999.
(3) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: 0.0278% of $159,750, the Proposed Maximum Aggregate Offering Price of the shares of stock registered hereby.

                              PART I

      INTRODUCTION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Item 1 and Item 2 of Part
I of Form S-8 is omitted from this
filing in accordance with the provisions of Rule 428 under the Securities Act of 1933 and the Introductory Note to Part I of Form S-8. The documents containing the information specified in
Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b).


                             PART II

        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    The following documents filed by the Registrant with the Securities and Exchange
Commission are incorporated herein by reference:

    (a) The Registrant's latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended
(the "Exchange Act");

    (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;
and

    (c) The description of the Registrant's common stock which is contained in the registration statement filed by the Registrant under Section
12 of the Exchange Act, including any
amendment or report filed for the purpose of updating such description.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and
15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

    Not Applicable.

Item 5.  Interests of Named Experts and Counsel

    Not Applicable.

Item 6.  Indemnification of Directors and Officers

    Sections 721-725 of the New York Business Corporation
Law generally provide for or permit
a corporation to indemnify the directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation.

    The Registrant's Certificate of Incorporation provides that directors and officers of the Registrant shall be indemnified, to the fullest extent permitted by the Business Corporation Law, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by them in connection with actions to which they are, or are threatened to be made, parties. If a director or officer is not successful in the defense of an action, he is entitled to indemnification, under the Registrant's Certificate of Incorporation and the relevant provisions of law, if ordered by a court or if the Board of Directors, acting upon the written opinion of independent legal counsel, determines that the director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant, and, in criminal actions, had no reasonable cause to believe his conduct was unlawful. In connection with actions by or in the right of the Registrant (derivative suits) as to which the director or officer is not successful, indemnification is permitted for expenses and amounts paid in settlement only if and to the extent that a court of competent jurisdiction deems proper, and indemnification for adverse judgments is not permitted.

    Under the Registrant's Certificate of Incorporation and applicable provisions of law, the Board of Directors or the Registrant may advance expenses to a director or officer before final disposition of an action or proceeding upon receipt of an undertaking by the director or officer to repay the amount advanced if he is ultimately found not to be entitled to indemnification with respect thereto.

    The Registrant's Certificate of Incorporation also provides that to the fullest extent permitted by law, subject only to the express prohibitions on limitation of liability set forth in Section 402(b) of the Business Corporation Law, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for any breach of duty as a director.

    Pursuant to policies of directors' and officers' liability insurance with total annual limits of $7.5 million, the directors and officers of the Registrant and its subsidiary banks are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers of such entities.

Item 7.  Exemption from Registration Claimed

    Not Applicable.
Item 8.  Exhibits

    The following exhibits are filed as part of this registration statement or incorporated by reference herein.

Exhibit
Number                  Description

4.1      Arrow Financial Corporation Directors' Stock Plan.

4.2 Shareholder Protection Rights Agreement dated as of May 1, 1997, between Arrow Financial Corporation and Glens Falls National Bank and Trust Company, as Rights Agent, incorporated herein by reference from the Registrant's Registration Statement on Form 8-A, dated May 16, 1997,
Exhibit 4.

5.1 Opinion of Stinson, Mag & Fizzell regarding the legality of the securities being registered.

23.1     Consent of KPMG LLP, Certified Public Accountants.

23.2     Consent of Stinson, Mag & Fizzell  (included in
Exhibit 5.1).


Item 9.  Undertakings

    (A)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-
    effective amendment to this registration statement:

              (i)  To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

              (ii)  To reflect in the prospectus any facts
or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
              (iii)  To include any material information
with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange
Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glens
Falls, State of New York, on June 21,
1999.




ARROW FINANCIAL CORPORATION




By:/s/ Thomas L. Hoy

Thomas L. Hoy,
President and Chief Executive Officer


Name
Title
Date


/s/ Thomas L. Hoy
Thomas L. Hoy
President, Chief Executive
Officer and Director
    June 21, 1999


/s/ John J. Murphy
John J. Murphy
Executive Vice President,
Treasurer and Chief Financial
Officer (Principal Financial and
Accounting Officer)
    June 21, 1999


/s/ Michael F. Massiano
Michael F. Massiano
Chairman of the Board
    June 21, 1999


/s/ John J. Carusone, Jr.
John J. Carusone, Jr.
Director
    June 21, 1999


/s/ Michael B. Clarke
Michael B. Clarke
Director
    June 21, 1999


/s/ Kenneth C. Hopper, M.D.
Kenneth C. Hopper, M.D.
Director
    June 21, 1999


/s/ Dr. Edward F. Huntington
Dr. Edward F. Huntington
Director
    June 21, 1999


/s/ David G. Kruczlnicki
David G. Kruczlnicki
Director
    June 21, 1999


/s/ David L. Moynehan
David L. Moynehan
Director
    June 21, 1999


/s/ Doris E. Ornstein
Doris E. Ornstein
Director
    June 21, 1999

                             FORM S-8

                   ARROW FINANCIAL CORPORATION


                          EXHIBIT INDEX


Exhibit
Number              Description                Page


4.1  Arrow Financial Corporation Directors' Stock Plan.



4.2 Shareholder Protection Rights Agreement dated as of May 1, 1997, between Arrow Financial Corporation and Glens Falls National Bank and Trust Company, as Rights Agent, incorporated herein by reference from the Registrant's Registration Statement on Form 8-A, dated May 16, 1997,
Exhibit 4.

5.1 Opinion of Stinson, Mag & Fizzell regarding the legality of the securities being registered.


23.1 Consent of KPMG LLP, Certified Public Accountants.



23.2 Consent of Stinson, Mag & Fizzell (included in Exhibit
5.1).